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Memory Pharmaceuticals Reports Phase 1 Data for R4996/MEM 63908

MONTVALE, N.J., December 19, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced positive results from its Phase 1 program for R4996/MEM 63908, a partial agonist of the nicotinic alpha-7 receptor being developed in collaboration with Roche for cognitive disorders such as Alzheimer’s disease. The Phase 1 program enrolled over 130 subjects and included a single-ascending dose study, a food interaction study, a study in elderly volunteers and a multiple ascending dose study. The compound was generally safe and well-tolerated in all four studies and achieved linear and dose-dependent plasma exposure with a half-life suitable for once-daily oral dosing.

“The results of this Phase 1 program demonstrate that R4996/MEM 63908 is an excellent candidate for further development,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. "R4996/MEM 63908 was well tolerated in all four studies and possesses a favorable pharmacokinetic profile.”

Phase 1 Trial Results

The Phase 1 program for R4996/MEM 63908 included four studies: a randomized, double-blind, placebo-controlled single ascending dose study; a food interaction study; a randomized, placebo-controlled single dose study; and a randomized, placebo-controlled multiple ascending dose (MAD) study. Overall, the program included 130 volunteers, of which 66 received single doses of MEM 63908, 35 received multiple doses of MEM 63908 and 29 received placebo.

R4996/MEM 63908 was generally safe and well tolerated. There were no serious adverse events reported in any of the trials and only one elderly subject in the program was discontinued due to an adverse event. This discontinuation was determined to be a possible study drug related adverse event of cardiac arrhythmia in a subject in the MAD study. The most commonly reported adverse event in the trials was somnolence. The plasma levels achieved in these Phase 1 human studies are well above those considered necessary to achieve cognitive benefits based on animal experiments. Pharmacokinetic assessments revealed linear increases in exposure proportional to dose.

About R4996/MEM 63908
R4996/MEM 63908 is a partial agonist of the nicotinic alpha-7 receptor. Compounds acting on this receptor may have utility in improving cognitive function in disorders such as Alzheimer’s disease or schizophrenia. The compound is the second clinical candidate being developed under Memory’s nicotinic alpha-7 receptor agonist collaboration agreement. Under the terms of the agreement, Memory Pharmaceuticals is responsible for conducting Phase 1 clinical trials of the compound and Roche is responsible for later stage development and commercialization. Memory Pharmaceuticals is entitled to receive milestone payments upon the achievement of specified development, regulatory, commercialization, and sales level events for R4996/MEM 63908.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: the possibility that the Company’s acquisition by Roche will not be completed, obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.